Exhibit 5.1

ORRICK, HERRINGTON & SUTCLIFFE LLP THE ORRICK BUILDING 405 HOWARD STREET SAN FRANCISCO, CALIFORNIA 94105-2669 tel +1-415-773-5700 fax +1-415-773-5759 WWW.ORRICK.COM

April 12, 2011

The Gap, Inc.

Two Folsom Street

San Francisco, California 94105

Re:	The Gap, Inc.
Registration Statement on Form S-3 (File No. 333-173348)

Ladies and Gentlemen:

With respect to $1,250,000,000 aggregate principal amount of 5.95% Notes due 2021 (the “Notes”) to be issued and sold by The Gap, Inc. (the “Company”) under the Registration Statement on Form S-3, File No. 333-173348, filed by the Company with the Securities and Exchange Commission (the “Commission”) on April 7, 2011 (the “Registration Statement”), and the related prospectus, dated April 7, 2011, as supplemented by the final Prospectus Supplement, dated April 7, 2011, filed with the Commission under its Rule 424(b) (together, the “Prospectus”), we have examined the Registration Statement, the Prospectus and the indenture (the “Indenture”) by and between the Company and Wells Fargo Bank, National Association, as Trustee (the “Trustee”), dated as of April 12, 2011, as supplemented by the First Supplemental Indenture, dated as of April 12, 2011 (the “Supplement”), pursuant to which the Notes will be issued. The Company is filing the Indenture, the Supplement and this opinion letter with the Commission on a Current Report on Form 8-K (the “Current Report”).

We also have examined the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed relevant and necessary for the basis of the opinions hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on and subject to the foregoing, assuming that the Notes are issued and sold as contemplated by the Registration Statement and the Prospectus, we are of the opinion that the Notes will be valid and legally binding obligations of the Company.

The opinion set forth above is subject to (a) the effect of bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization, fraudulent conveyance or similar laws relating to or affecting the rights of creditors generally; (b) general principles of equity, including, without

The Gap, Inc.

April 12, 2011

limitation, concepts of materiality, reasonableness, good faith, fair dealing, and the rules governing the availability of specific performance or injunctive relief, whether enforcement is sought in a proceeding in equity or at law; and (c) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars.

The opinion expressed herein is limited to the laws of the State of Delaware, the State of New York and the federal laws of the United States of America.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement and to the filing of this opinion letter as an exhibit to the Current Report and its incorporation by reference into the Registration Statement. By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP